EXHIBIT 11
----------

                           ALCO STANDARD CORPORATION
                      COMPUTATIONS OF EARNINGS PER SHARE
                   (IN THOUSANDS, EXCEPT EARNINGS PER SHARE)



                                                       1995                       1994
                                               -----------------------     ---------------------
                                                             FULLY                    FULLY
                                                PRIMARY    DILUTED(1)      PRIMARY   DILUTED(1)
                                               ---------   -----------     -------   -----------
THREE MONTHS ENDED DECEMBER 31

AVERAGE SHARES OUTSTANDING
Common shares(2)                                 112,361      112,361       108,762    108,762
Preferred stock
   Senior Securities                                            8,694                    9,016
Convertible loan notes                                            380
Options                                            2,229        2,300         2,078      2,282
                                                ---------   ----------     ---------  ---------
   Total shares                                  114,590      123,735       110,840    120,060
                                                =========   ==========     =========  =========

INCOME
Net Income                                     $  61,415   $   61,415     $  45,469  $  45,469
Less: Preferred dividends                          7,664        4,885         2,893
                                                ---------   ----------     ---------  ---------
Net income available to common shareholder     $  53,751   $   56,530     $  42,576  $  45,469
                                                =========   ==========     =========  =========

EARNINGS PER SHARE                                 $0.47        $0.46         $0.38      $0.38
                                                =========   ==========     =========  =========


(1) This calculation is submitted in accordance with Regulation S-K Item 601 (b)
    (11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.

(2) Adjusted to give retroactive effect to a two-for-one stock split effected November 9, 1995.